Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2011-03
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI: Key-brands momentum drives strong 2010 results;
Company expects mid- to high-single digit EPS growth for 2011
WINSTON-SALEM, N.C. — Feb. 3, 2011

Fourth Quarter and Full Year 2010 — At a Glance
•	Adjusted EPS: Fourth quarter at $0.60, up 9.1 percent; full year at $2.49, up 7.3 percent
○	Excludes special items* and non-cash trademark and goodwill impairments
•	Reported EPS: Fourth quarter at $0.53, up 43.2 percent; full year at $1.90, up 15.2 percent

•	R.J. Reynolds and American Snuff post higher 4Q10 adjusted operating income and margin

•	Key brands deliver additional 4Q10 volume and share gains
○	Camel market share up 0.6 points

○	Pall Mall market share up 2.3 points

○	Grizzly share of shipments up 0.8 points
•	RAI issues 2011 guidance: EPS range of $2.60 to $2.70

•	RAI increased dividend and payout ratio in 4Q10

•	Proposed sale of Lane, Limited announced Jan. 14

•	Daniel M. Delen to assume RAI president and CEO role March 1
* Special items include 2010 charges and costs primarily related to plant closings, expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff through a services agreement, changes in federal health-care laws and Canadian governments’ settlements.
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced fourth-quarter 2010 adjusted EPS of $0.60, up 9.1 percent from the prior-year quarter, driven by strong performance on key brands, higher pricing and productivity improvements. Adjusted results exclude non-cash trademark and goodwill impairments, and costs primarily related to plant closings and the expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff through a services agreement. Reported EPS was $0.53, up 43.2 percent.
For the full year, adjusted EPS was $2.49, up 7.3 percent, while reported EPS was $1.90, up 15.2 percent from the prior-year period. Adjusted full-year results exclude the charges and costs referenced above, as well as charges related to changes in federal health-care laws and Canadian governments’ settlements.
RAI issued EPS guidance for 2011 in the range of $2.60 to $2.70, up 4.4 percent to 8.4 percent.

4Q and Full Year 2010 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months			For the Full Year
	Ended Dec. 31			Ended Dec. 31
	2010	2009	% Change	2010	2009	% Change
Net sales	$2,081	$2,096	(0.7)%	$8,551	$8,419	1.6%

Operating income
Reported (GAAP)	$567	$393	44.3%	$2,419	$1,775	36.3%
Adjusted (Non-GAAP)	618	563	9.8%	2,549	2,398	6.3%

Net income
Reported (GAAP)	$309	$215	43.7%	$1,113	$962	15.7%
Adjusted (Non-GAAP)	350	321	9.0%	1,456	1,353	7.6%

Net income per diluted share
Reported (GAAP)	$0.53	$0.37	43.2%	$1.90	$1.65	15.2%
Adjusted (Non-GAAP)	0.60	0.55	9.1%	2.49	2.32	7.3%

MANAGEMENT’S PERSPECTIVE
Overview
“I’m very pleased to report that Reynolds American finished the year on a strong note, with additional fourth-quarter gains in our operating companies’ key brands and higher adjusted earnings and margins,” said Susan M. Ivey, RAI’s president and chief executive officer.
“Both of our reportable business segments continued to deliver profitable growth despite a challenging economic environment in 2010 — an excellent performance that demonstrates the strength of their key brands and execution of their business strategies,” Ivey said. “This momentum positions RAI well for the year ahead.”
Ivey said that among the full-year highlights:
•	R.J. Reynolds increased adjusted operating income and margin;

•	American Snuff posted higher adjusted operating income and market share;

•	Key brands delivered volume and share growth; and

•	RAI demonstrated its commitment to providing outstanding shareholder value, with a dividend increase, two-for-one stock split and increase in its dividend payout target.
Ivey said that RAI’s Santa Fe Natural Tobacco Company, Inc. subsidiary continued to deliver robust growth in 2010, with double-digit volume and earnings gains.
She noted RAI’s announcement on Jan. 14 that it plans to sell its Lane, Limited subsidiary, which manufactures a variety of tobacco products, to Scandinavian Tobacco Group A/S. “This will allow RAI’s operating companies to devote their energy and resources to the primary growth categories within their businesses,” Ivey said.
“Given the company’s 2010 achievements and positive momentum, this is an appropriate time for me to hand over the reins,” said Ivey, who retires on Feb. 28. “RAI’s operating companies remain sharply focused on enhancing their key brands and improving efficiencies to produce results for today, while also investing in innovative tobacco products for growth over the long term.”
R.J. Reynolds
R.J. Reynolds’ fourth-quarter adjusted operating income increased 5.5 percent to $514 million from the prior-year quarter, as higher cigarette pricing, growth-brand volume gains, productivity improvements and promotional efficiencies more than offset the impact of lower cigarette volume. Adjusted results exclude fourth-quarter costs of $12 million primarily related to cigarette plant closings and expansion of field trade marketing.

“R.J. Reynolds continued to strengthen growth-brand performance while improving productivity, and this drove higher adjusted operating income and margin in the fourth quarter,” said Daniel M. Delen, former president and CEO of R.J. Reynolds and RAI’s president and CEO-elect.
For the full year, adjusted operating income was $2.12 billion, up 4.4 percent from the prior-year period. Adjusted results exclude charges and costs primarily related to cigarette plant closings and the expansion of R.J. Reynolds’ field trade-marketing organization, as well as first-quarter 2009 trademark impairment charges.
The company’s full-year adjusted operating margin also improved, rising 1.2 percentage points from the prior-year period, to 28.9 percent.
“R.J. Reynolds’ productivity efforts continue to reap benefits,” Delen said. “They have reduced product offerings by more than 80 percent, ending 2010 with less than 150 SKUs. Over the year, the company has also eliminated non-essential activities and outsourced those that are non-core, while back-office functions continue to be transferred to RAI Services Company. And as we announced last May, cigarette production is being consolidated at the Tobaccoville manufacturing facility, with the Whitaker Park facility on track for closure by the end of June this year.”
As part of R.J. Reynolds’ efforts to consolidate its operations footprint, the company plans to move its R&D facility to a new building located adjacent to its Tobaccoville manufacturing center. Construction of the new facility will start this summer, and will incorporate sustainable “green” building practices.
R.J. Reynolds’ cigarette growth brands continued to post strong gains in line with the company’s defined brand-portfolio strategy. These gains are significantly offsetting declines on the company’s other cigarette brands. Those declines were driven by private label brands that the company has been de-emphasizing and delisting to reduce complexity and streamline its product offerings.
The company’s total fourth-quarter cigarette market share of 28.3 percent was down 0.2 percentage points from the prior-year quarter. However, excluding the private label brands, R.J. Reynolds’ total cigarette market share was up 1.0 percentage point to 28.1 percent. For the full year, total cigarette market share was 28.1 percent, down 0.2 points from the prior-year period, but its market share was up 0.7 points at 27.5 percent excluding private label brands.
R.J. Reynolds’ fourth-quarter cigarette shipment volume was down 5.1 percent from the prior-year quarter, but down just 1.9 percent excluding private label brands. By comparison, fourth-quarter industry volume declined 4.7 percent. For the full year, R.J. Reynolds’ cigarette shipment volume was also down 5.1 percent from the prior-year period. Excluding private-label brands, volume was down 2.1 percent compared to the industry decline of 3.8 percent.
Both of the company’s growth brands, Camel and Pall Mall, again delivered higher market share and volume. For the fourth quarter, combined growth-brand market share of 16.2 percent was up 2.9 percentage points from the prior-year quarter.

Camel’s fourth-quarter cigarette market share was 8.0 percent, up 0.6 percentage points from the prior-year quarter. For the year, Camel’s market share of 7.7 percent was up 0.2 percentage points from the prior-year period.
Delen said that Camel’s powerful performance and improving demographics continue to be enhanced by the brand’s menthol styles, which utilize R.J. Reynolds’ innovative capsule technology. “These styles offer adult smokers the option of more fresh menthol flavor when they choose,” he said.
Including Camel Crush, Camel’s fourth-quarter menthol market share increased 0.7 percentage points to 2.1 percent. Camel Crush uses the same capsule technology, but this style offers adult smokers the choice of regular or menthol with each cigarette.
Camel SNUS, the brand’s first modern smoke-free product, continues to perform well, with its two new styles — Robust and Winterchill — adding to that performance. These two larger-pouch styles were introduced in the third quarter, and offer adult tobacco consumers a richer, more full-bodied tobacco taste, as well as smoke-free, spit-free convenience. On a moist-snuff equivalent basis, Camel SNUS had a 4.5 percent share in the fourth quarter.
R.J. Reynolds is making product and packaging upgrades to Camel’s new line of innovative dissolvable tobacco products — Orbs, Sticks and Strips — which will be introduced in two new lead markets in March.
Pall Mall, the company’s second growth brand, continued to deliver strong performance, with significant volume and share gains. Pall Mall was the nation’s fourth-largest and fastest-growing major cigarette brand in 2010. Pall Mall’s market share increased 2.3 percentage points to 8.3 percent in the fourth quarter, and gained 2.7 percentage points to 7.4 percent for the year.
“Pall Mall had an outstanding year, and continued to gain market share,” Delen said. “Pall Mall differentiates itself from other value brands by delivering a high-quality, longer-lasting cigarette at an affordable price, and that’s the reason why so many of those value-conscious smokers who try the brand stay with it.”
Delen said that R.J. Reynolds continues to strengthen its business while driving sustainable growth. “In 2011, we expect to see additional benefits from the company’s recent field trade-marketing expansion that also serves American Snuff,” he said. “This strategic move gives us greater efficiency and speed to market, improves support for the retail trade and strengthens brand presence at retail.”
American Snuff
American Snuff reported fourth-quarter adjusted operating income of $103 million, an increase of 23.5 percent from the prior-year quarter, driven by higher moist-snuff pricing and volume. Adjusted results exclude charges of $32 million for non-cash trademark and goodwill impairments, and $2 million in costs related to field trade-marketing changes.

“American Snuff delivered outstanding results in the fourth quarter, posting record-high adjusted earnings and consumer off-take share,” Delen said. “The company’s performance improved steadily as it moved through the year, despite intense competitive activity in the first half. American Snuff is seeing the benefits of the enhancements to Grizzly’s brand equity, as well as a positive impact from the field trade-marketing change, and this momentum will position the company well in 2011.”
For the full year, adjusted operating income was $374 million, up 6.1 percent from the prior-year period. Adjusted results exclude costs associated with the field trade-marketing changes, as well as non-cash goodwill and trademark impairment charges.
Fourth-quarter adjusted operating margin increased 2.2 percentage points from the prior-year quarter, to 53.9 percent. That brought the full-year’s adjusted operating margin to 52.0 percent, down 0.3 percentage points from the prior-year period, following declines in roll-your-own and other non-core tobacco products driven by higher federal excise taxes.
American Snuff’s fourth-quarter moist-snuff shipment volume increased 8.2 percent from the prior-year quarter, and gained 5.8 percent for the full year.
The company’s fourth-quarter moist-snuff share of shipments of 29.9 percent was up 0.5 percentage points from the prior-year quarter. However, on a consumer off-take basis as measured by AC Nielsen, which better reflects actual consumer purchases, the company’s share was 31.3 percent, up 0.8 percentage points from the prior-year quarter. For the full year, American Snuff’s moist-snuff share of shipments was 29.2 percent, and on a consumer off-take basis, it was 30.4 percent.
Industry moist-snuff shipments were up 5.5 percent in the fourth quarter, and up 8.1 percent for the year. On a consumer off-take basis, moist-snuff volume increased about 6 percent for the year.
Grizzly, the company’s flagship brand, has delivered solid growth this year, following a challenging first quarter. The brand benefitted from American Snuff’s focus on equity building, which included the packaging upgrade to embossed metal lids in the second quarter. The brand also benefited from the third-quarter expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff.
The brand set a new record-high marketplace performance in the fourth quarter. Share of shipments gained 0.8 percentage points to 26.1 percent, while on a consumer off-take basis as measured by AC Nielsen, Grizzly was up 1.1 percentage points from the prior-year quarter, at 27.2 percent.
Grizzly’s fourth-quarter shipment volume increased by 9.9 percent, and was up 6.8 percent for the year.
The brand further strengthened its position in the rapidly growing pouch segment, which now represents almost 9 percent of total moist-snuff category sales. Grizzly captured 24.3 percent of all pouch sales in the fourth quarter and has the number one Wintergreen pouch style in the market.

Delen said that American Snuff’s premium moist-snuff brand, Kodiak, remained relatively steady throughout 2010, with volume in line with the previous year. This is solid performance given that the brand had disproportionately lower levels of promotion than competitive brands.
FINANCIAL UPDATE
“RAI and its operating companies delivered excellent performance in the fourth quarter and for the full year, driving higher earnings and margins, and allowing us to return substantial value to our shareholders,” said Thomas R. Adams, RAI’s chief financial officer.
Reynolds American’s fourth-quarter adjusted EPS was $0.60, up 9.1 percent, which excludes $0.05 per share in non-cash goodwill impairment charges related to the proposed sale of Lane, Limited, as well as trademark impairment charges related to American Snuff’s Taylor’s Pride loose-leaf tobacco brand. The results also exclude $0.02 per share in costs primarily related to plant closings and expansion of R.J. Reynolds’ field trade-marketing organization.
On a reported basis, fourth-quarter EPS was $0.53, up 43.2 percent from the prior-year quarter.
For the full year, adjusted EPS was $2.49, up 7.3 percent. Adjusted results exclude charges and costs related to plant closings, expansion of R.J. Reynolds’ field trade marketing, changes in federal health-care laws and Canadian governments’ settlements, as well as non-cash trademark and goodwill impairments.
On a reported basis, full-year EPS was $1.90, up 15.2 percent from the prior-year period.
RAI’s fourth-quarter adjusted operating margin was 29.7 percent, up 2.8 percentage points from the prior-year quarter, driven by gains in operating-company pricing and productivity. Full-year adjusted operating margin of 29.8 percent was up 1.3 percentage points over the prior-year period.
Reynolds American ended the year with $2.2 billion in cash balances after the company contributed an additional $500 million to the pension plans in the fourth quarter, bringing total 2010 pension contributions to $800 million. The company also repaid $300 million in debt from cash in July.
Adams noted that RAI announced on Jan. 14, 2011, that it had reached agreement to sell Lane, Limited and related assets to Scandinavian Tobacco Group A/S (STG), a global company based in Denmark, for $205 million in cash. The Lane operations contributed approximately $0.04 per share to RAI’s 2010 earnings. The transaction is expected to close in the first half of 2011, pending anti-trust review and approval.
Adams said that RAI will continue to evaluate additional opportunities to enhance value for the company’s investors. He noted RAI’s announcement on Dec. 6 that it would increase its dividend payout target to 80 percent of the company’s net income, up from its previous target of 75 percent. This followed the Oct. 15 announcement that RAI would increase the company’s quarterly dividend by 8.9 percent after a two-for-one stock split on Nov. 15.

“Reynolds American and its operating companies have delivered strong 2010 results, and continue to build momentum on key brands and productivity initiatives,” Adams said. “This provides a solid foundation for continued growth in 2011, and we’re projecting EPS growth in the mid- to high-single digits, for a full-year estimate of $2.60 to $2.70.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss fourth-quarter and full-year 2010 results at 9:30 a.m. Eastern Time on Thursday, Feb. 3, 2011. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
WEB DISCLOSURE
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•	decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions and expansion of R.J. Reynolds’ field trade-marketing organization, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies; and

•	the expiration of the standstill provisions of the governance agreement.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include six of the 10 best-selling cigarettes in the U.S., Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.ReynoldsAmerican.com.
(financial and volume schedules follow)

Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2010	2009	2010	2009
Net sales, external	$2,029	$1,998	$8,170	$8,015
Net sales, related party	52	98	381	404

Net sales	2,081	2,096	8,551	8,419
Cost of products sold	1,107	1,148	4,544	4,485
Selling, general and administrative expenses	369	379	1,493	1,508
Amortization expense	6	6	25	28
Goodwill impairment charge	26	—	26	—
Trademark impairment charge	6	114	6	567
Asset impairment and exit charges	—	—	38	—
Restructuring charge	—	56	—	56

Operating income	567	393	2,419	1,775
Interest and debt expense	56	61	232	251
Interest income	(3)	(4)	(12)	(19)
Other expense, net	3	—	7	9

Income from continuing operations before income taxes	511	336	2,192	1,534
Provision for income taxes	202	121	863	572

Income from continuing operations	309	215	1,329	962
Losses from discontinued operations, net of tax	—	—	(216)	—

Net income	$309	$215	$1,113	$962

Basic net income per share:
Income from continuing operations	$0.53	$0.37	$2.28	$1.65
Losses from discontinued operations	—	—	(0.37)	—

Net income	$0.53	$0.37	$1.91	$1.65

Diluted net income per share:
Income from continuing operations	$0.53	$0.37	$2.27	$1.65
Losses from discontinued operations	—	—	(0.37)	—

Net income	$0.53	$0.37	$1.90	$1.65

Basic weighted average shares, in thousands	583,052	582,768	582,996	582,761

Diluted weighted average shares, in thousands	585,501	584,160	584,854	583,652

Segment data:
Net sales:
RJR Tobacco	$1,771	$1,821	$7,350	$7,334
American Snuff	191	161	719	673
All Other	119	114	482	412

	$2,081	$2,096	$8,551	$8,419

Operating income:
RJR Tobacco	$502	$317	$2,074	$1,487
American Snuff	69	83	322	276
All Other	32	27	123	112
Corporate	(36)	(34)	(100)	(100)

	$567	$393	$2,419	$1,775

Supplemental information:
Excise tax expense	$1,061	$1,115	$4,340	$3,927
Master Settlement Agreement and other state settlement expense	$609	$623	$2,496	$2,540
Federal tobacco buyout expense	$59	$61	$243	$240
FDA fees	$30	$16	$75	$22

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended Dec. 31,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$567	$309	$0.53	$393	$215	$0.37
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	19	11	0.02	—	—	—
Goodwill impairment charge	26	26	0.04	—	—	—
Trademark impairment charges	6	4	0.01	114	71	0.12
Restructuring charges	—	—	—	56	35	0.06

Total adjustments	51	41	0.07	170	106	0.18

Adjusted results	$618	$350	$0.60	$563	$321	$0.55

	Twelve Months Ended Dec. 31,
	2010			2009
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$2,419	$1,113	$1.90	$1,775	$962	$1.65
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	60	37	0.06	—	—	—
Asset impairment and exit charges	38	33	0.06	—	—	—
Goodwill impairment charge	26	26	0.04	—	—	—
Trademark impairment charges	6	4	0.01	567	356	0.61
Health-care subsidy tax charge	—	27	0.05	—	—	—
Losses from discontinued operations	—	216	0.37	—	—	—
Restructuring charge	—	—	—	56	35	0.06

Total adjustments	130	343	0.59	623	391	0.67

Adjusted results	$2,549	$1,456	$2.49	$2,398	$1,353	$2.32

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	Dec. 31,	Dec. 31,
	2010	2009
Assets
Cash and cash equivalents	$2,195	$2,723
Other current assets	2,607	2,772
Trademarks and other intangible assets, net	2,675	2,718
Goodwill	8,010	8,185
Other noncurrent assets	1,591	1,611

	$17,078	$18,009

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,589	$2,611
Other current liabilities	1,783	1,729
Long-term debt (less current maturities)	3,701	4,136
Deferred income taxes, net	518	441
Long-term retirement benefits (less current portion)	1,668	2,218
Other noncurrent liabilities	309	376
Shareholders’ equity	6,510	6,498

	$17,078	$18,009

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.
The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States, and Lane, Limted.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended Dec. 31,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$502	$69	$317	$83

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	12	2	—	—
Goodwill impairment charge	—	26	—	—
Trademark impairment charges	—	6	114	—
Restructuring charges	—	—	56	—

Total adjustments	12	34	170	—

Adjusted operating income	$514	$103	$487	$83

	Twelve Months Ended Dec. 31,
	2010		2009
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$2,074	$322	$1,487	$276

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	26	20	—	—
Asset impairment and exit charges (2)	24	—	—	—
Goodwill impairment charge	—	26	—	—
Trademark impairment charges	—	6	491	76
Restructuring charges	—	—	56	—

Total adjustments	50	52	547	76

Adjusted operating income	$2,124	$374	$2,034	$352

(1)	For the three and twelve months ended December 31, 2010, RAI and its operating companies recorded aggregate implementation costs of $19 million and $60 million, respectively, including $5 million and $14 million, respectively, in non-reportable operating segments, related to plant closings and expansion of R.J. Reynolds’ field trade-marketing organization to serve American Snuff through a services agreement.

(2)	RAI and its operating companies recorded aggregate asset impairment and exit charges of $38 million in the second quarter of 2010, including $14 million in non-reportable operating segments.

Schedule 4
R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET
VOLUME (in billions):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Change		Dec. 31,		Change
	2010	2009	Units	%	2010	2009	Units	%
Camel (filter styles)	5.4	5.0	0.4	8.5%	21.6	21.2	0.4	1.9%
Pall Mall	5.3	4.4	0.8	19.1%	20.1	14.6	5.5	37.7%

Total growth brands	10.7	9.4	1.3	13.5%	41.7	35.8	5.9	16.5%

Total support brands	7.3	8.8	(1.4)	-16.4%	31.3	37.9	(6.6)	-17.5%

Total non-support brands	0.9	1.8	(0.9)	-47.8%	4.6	8.0	(3.4)	-42.9%

Total R.J. Reynolds domestic	19.0	20.0	(1.0)	-5.1%	77.5	81.7	(4.2)	-5.1%
Total R.J. Reynolds exc P/L	18.8	19.2	(0.4)	-1.9%	76.4	78.1	(1.7)	-2.1%

							.	.
Total premium	10.9	11.3	(0.5)	-4.1%	44.5	48.1	(3.6)	-7.5%
Total value	8.1	8.7	(0.6)	-6.4%	33.0	33.5	(0.5)	-1.6%
Premium/total mix	57.3%	56.7%			57.5%	59.0%

Industry	73.7	77.4	(3.7)	-4.7%	303.7	315.7	(12.1)	-3.8%
Premium	51.6	54.0	(2.4)	-4.5%	213.3	222.6	(9.4)	-4.2%
Value	22.2	23.4	(1.2)	-5.2%	90.4	93.1	(2.7)	-2.9%
Premium/total mix	69.9%	69.8%			70.2%	70.5%
RETAIL SHARE OF MARKET:

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2010	2009	Change	2010	2009	Change
Camel (filter styles)	8.0%	7.4%	0.6	7.7%	7.5%	0.2
Pall Mall	8.3%	6.0%	2.3	7.4%	4.8%	2.7

Total growth brands	16.2%	13.4%	2.9	15.1%	12.3%	2.8

Total support brands	10.8%	12.4%	(1.7)	11.2%	13.1%	(1.9)

Total non-support brands	1.3%	2.7%	(1.4)	1.7%	2.9%	(1.2)

Total R.J. Reynolds domestic	28.3%	28.5%	(0.2)	28.1%	28.3%	(0.2)
Total R.J. Reynolds exc P/L	28.1%	27.1%	1.0	27.5%	26.8%	0.7
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry volume data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
AMERICAN SNUFF MOIST-SNUFF VOLUMES AND SHARE OF SHIPMENTS
VOLUME (in millions of cans):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Change		Dec. 31,		Change
	2010	2009	Units	%	2010	2009	Units	%
Kodiak	12.0	12.3	(0.3)	-2.1%	47.5	47.8	(0.3)	-0.6%
Grizzly	85.9	78.2	7.8	9.9%	325.3	304.6	20.6	6.8%
Other	1.0	1.0	0.0	1.8%	4.5	4.1	0.5	11.2%

Total moist snuff cans	98.9	91.4	7.5	8.2%	377.3	356.5	20.8	5.8%
SHARE OF SHIPMENTS:

	Three Months Ended			Twelve Months Ended
	Dec. 31,			Dec. 31,
	2010	2009	Change	2010	2009	Change
Kodiak	3.6%	3.8%	(0.3)	3.6%	3.8%	(0.2)
Grizzly	26.1%	25.3%	0.8	25.3%	25.3%	—
Other	0.3%	0.3%	—	0.3%	0.3%	—

Total share of shipments	29.9%	29.4%	0.5	29.2%	29.4%	(0.2)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported retail shipment data processed by Management Science Associates, Inc.